Exhibit 21.1

SILICON GRAPHICS, INC. SUBSIDIARIES

Name	Jurisdiction of Incorporation
Cray Research, LLC	Delaware
Cray Asia/Pacific, Inc.	Delaware
Cray Financial Corporation	Delaware
Cray Research (America Latina) Ltd.	Delaware
Cray Research (Eastern Europe) Ltd.	Delaware
Cray Research (India) Ltd.	Delaware
Cray Research International, Inc.	Delaware
Silicon Graphics Federal, Inc.	Delaware
Silicon Graphics World Trade Corporation	Delaware
Silicon Graphics Pty Limited	Australia
Silicon Graphics S.A./N.V.	Belgium
Silicon Graphics Comercio e Serviços Limitada	Brazil
Silicon Graphics Limited	Canada
Silicon Graphics spolecnost s rucenim omezenym	Czech Republic
Silicon Graphics A/S	Denmark
Silicon Graphics	France
Silicon Graphics GmbH	Germany
Silicon Graphics Limited	Hong Kong
Silicon Graphics Systems (India) Ltd	India
Silicon Graphics Computer Systems Limited	Israel
Silicon Graphics S.p.A.	Italy
Korea Silicon Graphics Ltd.	South Korea
Silicon Graphics Sdn. Bhd.	Malaysia
Silicon Graphics S.A. de C.V.	Mexico
Silicon Graphics B.V.	Netherlands
Silicon Graphics Europe Trade B.V.	Netherlands
Silicon Graphics World Trade B.V.	Netherlands
Silicon Graphics Limited	New Zealand
Silicon Graphics A/S	Norway
Silicon Graphics Computer Engineering and Technology (China) Co. Ltd.	People’s Republic of China
Silicon Graphics Pte. Limited	Singapore
Silicon Graphics	Spain
Silicon Graphics AB	Sweden
Silicon Graphics S.A.	Switzerland
Silicon Graphics Finance S.A.	Switzerland
Silicon Graphics Trading SARL	Switzerland
Silicon Graphics Limited	Taiwan
Silicon Graphics Limited	United Kingdom
Silicon Graphics S.A.	Venezuela